                                                                   EXHIBIT 99.2

                                WARRANT AGREEMENT


     THIS WARRANT AGREEMENT (this "Agreement") is dated October 25, 1996, by and among Belmont Homes, Inc., a Mississippi corporation (the "Company"), and The Suddath Companies, a Florida corporation ("Suddath").

     In consideration of the cancellation on this date of the management agreement between Suddath and Bellcrest Homes, Inc., a Georgia corporation being acquired on this date by the Company, the Company has agreed to issue to Suddath, and Suddath has agreed to acquire, warrants (the "Warrants") to purchase up to 50,000 shares of the common stock, par value $.10 per share, of the Company (the "Common Stock").

     In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and Suddath, each of the parties hereto agrees as follows:

     1. GRANT AND SALE. The Company hereby grants and sells to Suddath, and Suddath hereby agrees to acquire, the right to purchase, at any time during the Exercise Period (as hereinafter defined), 50,000 shares of Common Stock at an exercise price of $22.00 per share. Suddath shall pay the purchase price for the Warrants by wire transfer of immediately available funds to an account designated by the Company.

     2. EXERCISE PERIOD. The Warrants shall be exercisable in whole or in part, upon the date of this Agreement, and such right shall expire on the five-year anniversary of the date of this Agreement (the "Exercise Period").

     3. TRANSFER RESTRICTED. The Warrants may not be sold, assigned, disposed of or otherwise transferred.

     4. STATUS OF SUDDATH. Suddath shall not be deemed the holder of the Common Stock purchasable upon the exercise thereof for any purpose, nor shall anything contained herein be construed to confer upon Suddath any of the rights of a holder of Common Stock until the Warrant shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have been issued and delivered as provided herein.

     5. EXERCISE OF WARRANTS. (a) In the event that Suddath elects to exercise all or any portion of the Warrants, Suddath shall give written notice of exercise to the Company at any time during the Exercise Period (the "Exercise Notice"). Exercise may be made of all or any part of the Warrants. If less than all of the Warrants are exercised, the Company will, upon the closing of such exercise, execute and deliver to Suddath an amended form of this Agreement (dated the date hereof) evidencing the Warrants not so exercised.

     (b) The closing of the purchase and sale of shares of Common Stock pursuant to an exercise of one or more Warrants (the "Closing") shall occur at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, 511 Union Street, Suite 2100, Nashville, Tennessee 32719 and at such time and on such date as shall be specified by Suddath in the Exercise

Notice (but in no event earlier than two or later than ten business days after delivery of the Exercise Notice). At the Closing (i) Suddath shall surrender the original copy of this Agreement and pay to the Company the applicable exercise price in respect of the Warrants being exercised, and (ii) the Company will deliver to Suddath a stock certificate or stock certificates representing the shares of Common Stock being purchased pursuant to the exercise of the Warrant, accompanied by duly executed stock powers or assignments.

     (c) Upon exercise of the Warrants, Suddath will have no obligation to make any capital contribution to the Company other than the exercise price payable upon exercise as set forth in Section 1 hereof. The Company will pay all transfer or stamp taxes, if any, in respect of the issuance of Common Stock upon exercise of the Warrants.

     6. ADJUSTMENT. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of altering any of the rights of Suddath hereunder, the number of shares of Common Stock subject to the Warrants and the exercise price of each Warrant shall be adjusted equitably and appropriately so as to restore Suddath to its rights hereunder.

     7. MISCELLANEOUS. The Warrants and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and Suddath. The Warrants and all conditions and provisions hereof shall inure to the benefit of, and be binding upon, the Company and Suddath. The headings herein are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

     8. COVENANTS OF THE COMPANY. The Company covenants that it will at all times during the Exercise Period reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issue upon exercise of Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The issuance and delivery of the Warrants and this Agreement (and the obligations of the Company set forth therein) have been duly authorized by all necessary corporate action on the part of the Company. The Company covenants that all shares of Common Stock which shall be so issuable shall, upon such issue, be duly and validly issued and fully-paid and nonassessable.

     9. APPLICABLE LAW. This Agreement and each Warrant issued hereunder and all rights arising hereunder shall be governed by the laws of the State of Mississippi, regardless of the law that might be applied under principles of conflicts of law.

     10. NOTICES. Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to the parties hereto at their respective addresses as set forth in the Stock Purchase Agreement by and among the Company and Suddath (among others) of even date herewith. The Company agrees to give Suddath written notice, by facsimile or next day delivery, promptly following the public announcement by the Company of the record date for any (i) cash dividend (or other similar distribution) with respect to its common stock, (ii) any consolidation, merger or share exchange of the Company with and into another corporation, or of the sale of all or substantially all of the assets of the Company other than in the ordinary course of business, and (iii) the involuntary or voluntary dissolution, liquidation or winding up of the Company.

     IN WITNESS WHEREOF, the Company has caused these presents to be signed by its duly authorized representative, as of the date first above written.


BELMONT HOMES, INC.                            THE SUDDATH COMPANIES



By:     /s/  Jerold Kennedy                    By:  /s/  A. Quinn Bell
     -------------------------                     -------------------------
     Jerold Kennedy, President
                                               Name:     A. Quinn Bell
                                                     -----------------------

                                               Title:    President/CEO
                                                     -----------------------



                                        3